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                                                                    EXHIBIT 10.1

                              COPROMOTION AGREEMENT


         THIS COPROMOTION AGREEMENT (this "AGREEMENT") is entered into and effective as of this 22nd day of June, 2000 (the "EFFECTIVE DATE"), by and between KING PHARMACEUTICALS, INC., a Tennessee corporation ("KING"), and AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHPC"), acting through its Wyeth-Ayerst Laboratories Division ("WYETH-AYERST").

         WHEREAS, KING markets and distributes the pharmaceutical product ramipril in the United States and Puerto Rico under the registered trademark ALTACE(R);

         WHEREAS, AHPC is engaged in the business of and has expertise in, among other things, the promotion of pharmaceutical products to physicians; and

         WHEREAS, KING and AHPC desire to work together to promote the Product in the United States, its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


1.       DEFINITIONS

         Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.


2.       GRANT OF RIGHTS TO AHPC

         2.1      COPROMOTION RIGHTS.

                  (a) KING hereby grants to AHPC and its Affiliates, on an exclusive basis together with KING and its Affiliates, the right to promote the Product in the Territory during the Term of this Agreement, upon and subject to the terms and conditions set forth in this Agreement.

                  (b) The grant of rights set forth in Section 2.1(a) is subject to and limited by (i) the existing agreement with Medeva Pharmaceuticals, Inc. ("Medeva") pursuant to which Medeva and KING have agreed that Medeva, during the next twelve (12) month period, will continue to distribute to Physicians in the Territory, those samples of the Product that Medeva previously received from KING pursuant to that certain copromotion agreement between KING and Medeva


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dated May 7, 1999, which Agreement has been terminated as of May 16, 2000, at a rate of no more than 10,000 physician sample packs of the Product per each three
(3) month period, (ii) the right of KING and its Affiliates to promote the Product in the Territory during the Term of this Agreement in accordance with the terms hereof; and (iii) other applicable limits and restrictions on KING set forth in the HMR AGREEMENTS, true and correct copies of which have been provided to AHPC prior to the date of this Agreement.

                  (c) In consideration of the rights granted hereunder, upon execution of this Agreement, AHPC shall pay to KING an amount in cash (by wire transfer of immediately available funds to an account designated by KING in writing) equal to Twenty-Five Million Dollars ($25,000,000.00) (the "INITIAL PAYMENT").

                  (d) In further consideration of the rights granted hereunder, AHPC shall pay to KING an amount in cash (by the same means as described in Section 2.1(c)), equal to Fifty Million Dollars ($50,000,000) within thirty (30) days after the Initiation Date, provided this Agreement shall not theretofore have been terminated or written notice of termination have theretofore been given by AHPC in accordance with Section 11.3.

         2.2      TRADEMARK.

                  (a) Required Use and Compliance. Each party shall promote the Product only under the Trademarks. Neither Party shall use any Trademarks other than those listed in Exhibit 2.2 hereto in promoting the Product without the prior approval of the AMC.

                  (b) Validity of Trademarks. Each party acknowledges the validity of the other party's right, title and interest in and to its Trademarks and shall not have, assert or acquire any right, title or interest in or to any of such other party's Trademarks, except as otherwise explicitly provided in this Agreement.

                  (c) Use of Trademarks. In connection with the subject matter hereof, each party shall use the other party's Trademarks only in a manner consistent with the trademark usage guidelines (the "Guidelines") and shall not use any such Trademark in connection with any goods or products other than the Product, notwithstanding that such goods or products are dissimilar to the Product or have a different use. The parties shall develop the Guidelines as soon as practicable after the Effective Date. Each party shall use the other party's Tradermarks only to the extent authorized herein.

                  (d)      Notice of Infringement.

                           (i) Each party shall give the other party notice of any infringement or threatened infringement of any of such other party's Trademarks used in connection with the Product. Each party shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of that party's Trademark, other than the primary brand Trademark(s). The Parties intend that ALTACE(R) shall be the primary brand Trademark (the "Primary Brand Trademark"). In the event that one party chooses to take enforcement action in response to the infringement or threatened


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         infringement of its Trademark, the other Party shall reasonably cooperate in such enforcement; provided, however, the enforcing party shall reimburse the other party for reasonable expenses incurred by the other party that are related to such enforcement.

                           (ii) As to the Primary Brand Trademark(s) only, if the Party owning such a Trademark fails to take enforcement action within one hundred twenty (120) days following notice thereof in response to the infringement or threatened infringement of its Trademark, the other Party shall have the right, in its sole discretion, to conduct litigation or other enforcement proceedings at its own expense, naming the Trademark owner as a party plaintiff. In such event, the Trademark owner shall reasonably cooperate in such enforcement; provided, however, the enforcing Party shall reimburse the other party for reasonable expenses incurred by the other party that are related to such enforcement.

                           (iii) The parties shall cooperate in good faith with respect to all Trademark enforcement action hereunder, and each party shall notify the other party promptly of all substantive developments with respect to such Trademark enforcement actions, including, without limitation, all material filings, court papers and other related documents. Each party shall consider the timely given, reasonable comments and advice of the other party with respect to the strategy employed and submissions made relative to any Trademark enforcement actions. The party enforcing such Trademark action shall retain for its own account any damages or other monetary relief obtained in connection therewith.


3.       RESPONSIBILITIES OF AHPC

         3.1      PROMOTION BY AHPC.

                  (a) Commencing as of the Initiation Date and continuing throughout the Term, AHPC shall use its Commercially Reasonable Efforts to market and promote the Product to Physicians in the Territory in accordance with the then current Marketing Plan. Without limiting the foregoing, AHPC agrees that at all times during the period commencing as of the Initiation Date through December 31, 2001, AHPC or its Affiliates shall (i) have at least one thousand (1,000) field sales representatives Detailing the Product to Physicians in the Territory, and (ii) perform Details at a minimum rate of one million (1,000,000) per twelve (12) month period. For all periods commencing after January 1, 2002, the target and minimum number of Details shall be determined by the AMC; provided, however, that AHPC or its Affiliates shall continue to perform 66 2/3% of the Details through December 31, 2002. Beginning January 1, 2003 and thereafter, AHPC or its Affiliates shall be responsible for performing at least fifty percent (50%) of such Details. The number of Details required in this
Section 3.1 shall be conducted and spaced according to the current Marketing Plan then in effect, provided, however, that the total number of Details required in any annual Marketing Plan shall not be less than fifty percent (50%) of the total number of Details required in the Marketing Plan for the previous year, unless AHPC can demonstrate good cause, to KING's reasonable satisfaction, that a further reduction in the number of Details would be prudent given the then current market conditions (which determination shall not be subject to Section 8.7(b)). AHPC agrees, subject to KING providing AHPC with a sufficient quantity of samples of the Product, to use its Commercially Reasonable Efforts to provide, and/or to cause its

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Affiliates to provide, samples of the Product to Physicians in accordance with the then current Marketing Plan.

                  (b) Commencing as of the Initiation Date and continuing throughout the Term, AHPC shall, in addition to performance of the Details as set forth in Section 3.1(a), use its Commercially Reasonable Efforts to market the Product in accordance with the then current Marketing Plans, which shall include a requirement of attendance at the medical conventions listed in Exhibit
3.1 attached hereto to promote the Products, unless otherwise agreed by the parties.

                  (c) In performing its duties hereunder, AHPC shall, and shall cause its employees and the employees of its relevant Affiliates to, comply with all regulatory, professional and legal requirements, including, without limitation, the FDA's regulations and guidelines concerning the advertising of prescription drug products, the American Medical Associations' Guidelines on Gifts to Physicians, the PhRMA Guidelines for Marketing Practices, and the ACCME Standards for Commercial Support of Continuing Medical Education, which may be applicable to the services (including without limitation the warehousing, handling and distribution of the Product samples) to be provided by AHPC hereunder. No employee of AHPC or of any if its relevant Affiliates shall make any representation, statement, warranty or guaranty with respect to the Product that is not consistent with current labeling of the Product or promotional materials approved by the AMC, that is deceptive or misleading, or that disparages the Products or the good name, good will and reputation of KING. AHPC represents and warrants that its services hereunder will be provided in a professional, ethical and competent manner.

         3.2      AHPC DETAIL REPORTS.

                  Throughout the Term, AHPC shall provide KING with a report (each an "AHPC DETAIL REPORT"), within thirty (30) calendar days after the end of each calendar quarter, with the first such report due for the calendar quarter during which the Initiation Date occurs, setting forth the following information regarding the efforts of AHPC's sales force in promoting and Detailing the Product during the preceding quarter (or part thereof): (i) the number of Details made and recorded by AHPC's standard record keeping procedures based on data recorded by the sales force; (ii) the names and addresses of the Physicians called upon; (iii) the percentage of physicians Detailed who were provided with samples of the Product; (iv) the actual number of such samples delivered on each Detail; and (v) such other information as may be required in the then current Marketing Plan. Each such AHPC Detail Report shall be in an electronic format and in hard copy form.

         3.3      AHPC SALES FORCE.

                  (a) Except as agreed to by the parties and subject to the terms and conditions of this Agreement, AHPC shall be solely responsible for the costs and expenses of establishing, maintaining and training AHPC's (and its Affiliates') sales force of sufficient size to perform its obligations hereunder, and conducting AHPC's other activities under this Agreement; provided, however, that (i) such training shall be conducted in accordance with
Section 5.1 and (ii) the content and strategic direction of any training provided by AHPC that relates specifically to the Product shall be coordinated with the AMC. Notwithstanding the foregoing, AHPC shall pay incentive


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compensation to its sales representatives having primary responsibility for
Detailing the Product with respect to sales of the Product in the Territory in accordance with AHPC's Sales Incentive Compensation Plan ("SICP") for AHPC's own products, it being understood that AHPC shall determine the target payout for the Product in a manner consistent with the way in which it determines the target payouts for prescription drug products of comparable commercial potential.

                  (b) To the extent practicable, all written, electronic and visual communications provided to any of AHPC's (and its Affiliates') sales representatives regarding strategy, positioning or selling messages for the Product will, at the request of the AMC, be subject to review by the AMC and AHPC's Copy Clearance Committee in accordance with Section 5.2(a).

         3.4       COMPETITIVE PRODUCTS.

                  From the Effective Date through the end of the term of this Agreement, if AHPC sells, details, markets, promotes or otherwise distributes any Competitive Product in the Territory, the following provisions shall apply:

                  (a) NOTICE. AHPC shall give KING at least one hundred eight
         (180) days' prior written notice of AHPC's intent to sell, detail, market, promote or otherwise distribute any product which AHPC believes is or could become a Competitive Product in the Territory, except where giving such notice is not feasible (including without limitation, where a Competitive Product is acquired by AHPC through acquisition or merger, in which case such written notice shall be given promptly after such acquisition or merger is closed).

                  (b) NEGOTIATIONS; REACQUISITION OPTION. Once a product has become a Competitive Product, and KING provides written notice thereof to AHPC, AHPC shall have ninety (90) days to notify KING as to whether AHPC intends to divest its interest in such Competitive Product. In the event that AHPC elects to divest its interest in such Competitive Product, AHPC shall use its Commercially Reasonable Efforts to identify a third party purchaser to whom AHPC will divest its interest in such Competitive Product and to enter into a definitive agreement with such third party for such divestiture as soon as practicable. If AHPC elects not to divest its interest in such Competitive Product or fails to complete any divestiture within twelve (12) months after providing KING with notice electing to pursue such divestiture, the Parties shall attempt in good faith to either (i) establish mutually acceptable financial terms for KING to copromote such Competitive Product in the Territory during the remaining term of this Agreement, or for some other commercial relationship, such as royalties to KING upon sales of such Competitive Product in the Territory during the remaining term of this Agreement or (ii) negotiate an adjustment to the Promotion Fee to be paid to AHPC under Section 9.1 hereof and other applicable terms of this Agreement. If the parties are unable to establish mutually acceptable terms under options (i) or (ii) above within ninety (90) days following such KING notice, as such time period may be extended by mutual agreement of the parties, KING shall have the option, exercisable at its sole discretion, to reacquire all marketing rights to the Product in the Territory in accordance with Section 3.4(c) below, and simultaneously terminate this Agreement upon providing AHPC at least one hundred eighty (180) days' prior written notice.


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                  (c) PURCHASE PRICE FOR REACQUISITION OF MARKETING RIGHTS. In
         the event that KING elects to reacquire all marketing rights to the Product in the Territory, KING agrees to pay to AHPC an amount equal to the Net Sales of the Product for the twelve month period preceding such reacquisition multiplied by two (2), which amount shall be paid in cash in immediately available funds by wire transfer to an account designated by AHPC.


4.       RESPONSIBILITIES OF KING

         4.1      PROMOTION OF PRODUCT BY KING.

                  (a) Commencing as of the Initiation Date and continuing throughout the Term, KING shall use its Commercially Reasonable Efforts to market and promote the Product to Physicians in the Territory in accordance with the then current Marketing Plan. Without limiting the foregoing, KING agrees that at all times during the period commencing as of the Initiation Date through December 31, 2001, KING or its Affiliates shall (i) have at least two hundred fifty (250) field sales representatives Detailing the Product to Physicians in the Territory, and (ii) perform Details at a minimum rate of five hundred thousand (500,000) per twelve (12) month period. For all periods commencing after January 1, 2002, the target and minimum number of Details shall be reasonably determined by the AMC; provided, however, that KING or its Affiliates shall continue to perform 33-1/3% of the Details through December 31, 2002. Beginning on January 1, 2003 and thereafter, KING or its Affiliates shall be responsible for performing at least fifty percent (50%) of such Details. The number of Details required in this Section 4.1 shall be conducted and spaced according to the current Marketing Plan then in effect, provided, however, that the total number of Details required in any annual Marketing Plan shall not be less than fifty percent (50%) of the total number of Details required in the Marketing Plan for the previous year, unless AHPC can demonstrate good cause to KING's reasonable satisfaction that a further reduction in Details would be prudent given the then current market conditions (which determination shall not be subject to Section 8.7(b)). KING agrees to use its Commercially Reasonable Efforts to provide, and/or cause its Affiliates to provide, samples of the Product to Physicians in accordance with the then current Marketing Plan.

                  (b) Commencing as of the Initiation Date and continuing throughout the Term, KING shall, in addition to performance of the Details as set forth in Section 4.1(a), use its Commercially Reasonable Efforts to market the Product in accordance with the then current Marketing Plan, which shall include a requirement of attendance at the medical conventions listed in Exhibit
4.1 attached hereto to promote the Product, unless otherwise agreed by the parties.

                  (c) In performing its duties hereunder, KING shall, and shall cause its employees and the employees of its relevant Affiliates to, comply with all regulatory, professional and legal requirements, including, without limitation, the FDA's regulations and guidelines concerning the advertising of prescription drug products, the American Medical Associations' Guidelines on Gifts to Physicians, the PhRMA Guidelines for Marketing Practices, and the ACCME Standards for Commercial Support of Continuing Medical Education, which may be applicable to the services (including without limitation the production, warehousing, handling and distribution of the Product and Product samples) to be provided by KING hereunder. No employee

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of KING or of any of its relevant Affiliates shall make any representation, statement, warranty or guaranty with respect to the Product that is not consistent with current labeling of the Product or promotional materials approved by the AMC or that is deceptive or misleading, or that disparages the Products or the good name, good will and reputation of AHPC. KING represents and warrants that its services hereunder will be provided in a professional, ethical and competent manner.

         4.2      MANUFACTURE, SHIPMENT, ETC. OF THE PRODUCT.

                  KING (and/or its Affiliates) shall have the sole responsibility for the manufacture, shipment, distribution, warehousing, billing and order confirmation of the Product and for the collection of receivables resulting from sales of the Product in the Territory. AHPC may make recommendations to KING from time to time regarding the price of and pricing strategies for the Product during the Term, including, without limitation, price increases and decreases and the timing thereof, provided, however, that KING shall have the sole authority to determine the price of the Product during the Term, including price increases and decreases and the timing thereof. KING shall manufacture or cause to be manufactured the Product and Product samples in accordance with all applicable laws including without limitation the Act and all applicable regulations thereunder, the NDA and Good Manufacturing Practices. KING shall use its Commercially Reasonable Efforts to ensure that adequate quantities of the Product and Product Samples are available to meet the anticipated demand for the Product and Product Samples during the Term of this Agreement.

         4.3      KING SALES FORCE.

                  (a) Except as otherwise agreed to by the parties and subject to the terms and conditions of this Agreement, KING shall be solely responsible for the costs and expenses of establishing, maintaining and training KING's (and its Affiliates') sales force of sufficient size to perform its obligations hereunder, and conducting KING's other activities under this Agreement; provided, however, that such training shall be conducted in accordance with
Section 5.1. Notwithstanding the foregoing, KING shall pay incentive compensation to its sales representatives having primary responsibility for Detailing the Product with respect to sales of the Product in the Territory in accordance with KING's Sales Incentive Compensation Plan ("SICP") for KING's own products, it being understood that KING shall determine the target payout for the Product in a manner consistent with the way in which it determines the target payouts for prescription drug products of comparable commercial potential.

                  (b) To the extent practicable, all written, electronic and visual communications provided to any of KING's sales representatives regarding strategy, positioning or selling messages for the Product will, at the request of the AMC, be subject to review by the AMC and AHPC's Copy Clearance Committee in accordance with Section 5.2(a).

         4.4      KING DETAIL AND SALES REPORTS.

                  (a) Throughout the Term, KING shall provide AHPC with a report (each a "KING DETAIL REPORT"), within thirty (30) calendar days after the end of each calendar quarter, with the first such report due for the calendar quarter during which the Initiation Date occurs, setting forth the following information regarding the efforts of KING's sales force in promoting and

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Detailing the Product during the preceding quarter (or part thereof): (i) the number of Details made and recorded by record keeping procedures approved by the AMC; (ii) the names and addresses of the Physicians called upon; (iii) the percentage of physicians Detailed who were provided with samples of the Product;
(iv) the average number of such samples delivered on each Detail; and (v) such other information as may be required in the then current Marketing Plan. Each such KING Detail Report shall be in an electronic format and in hard copy form.

                  (b) Throughout the Term, KING shall provide to AHPC a daily report (each a "KING DAILY SALES REPORT") setting forth the gross sales of the Product in the Territory for the previous business day. Additionally, within fifteen (15) days after the end of each month, KING shall provide to AHPC a summary report (each a "KING Summary Sales Report") setting forth the gross sales of the Product in the Territory for such month, the gross sales of the Product in the Territory since January 1 of such year and the itemized deductions taken in calculating all such Net Sales, the Net Sales of the Product in the Territory for such month, and the Net Sales of the Product in the Territory since January 1 of such year. All reports required by this Section 4.4(b) shall be provided to AHPC either by facsimile or transmitted electronically, in each case with a confirmation copy sent by mail.

                  (c) KING shall furnish to AHPC, within thirty (30) calendar days after the end of each Agreement Quarter and each calendar quarter for which Residual Payments are due, a report setting forth in reasonable detail the calculation of the total Net Sales of Products in the Territory for such Agreement Quarter or calendar quarter in a form approved by the AMC.

         4.5      HMR AGREEMENTS.

                  (a) KING shall not amend, terminate or otherwise modify (in each case, in any way that would adversely affect AHPC's rights under this Agreement or the ability of KING to perform its obligations under this Agreement) the HMR Agreements or any provisions thereof, or assign any such Agreements or any intellectual property or other rights or assets conveyed, licensed or granted thereunder, without the prior written consent of AHPC.

                  (b) In connection with the HMR Agreements, KING shall give AHPC immediate notice of its intentions with respect to the cure by KING of any breach or default or alleged breach or default by KING under such HMR Agreements, and (i) if KING states in such notice that it intends to cure such default or breach, it shall use its best efforts to do so in a timely fashion, or (ii) if KING states in such notice that it does not intend to do so, or it fails to do so within thirty (30) days, then AHPC may, at its option, attempt to cure such breach or default, at KING's cost and expense, and KING shall use its best efforts to assist AHPC in doing so or, if AHPC is not permitted, under the applicable HMR Agreement to cure such breach, AHPC may require KING to cure such breach and KING shall use its best efforts to do so in a timely fashion, provided, that, to the extent KING has insufficient financial resources to cure such breach AHPC shall loan such funds to KING, under terms and conditions to be mutually agreed upon by the parties.


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         4.6      PEDIATRIC EXTENSION.

                  KING shall complete all additional studies of the Product which the AMC determines are or may be required to obtain pediatric labeling for the Product in the Territory. Upon completion of such studies, KING shall timely apply to the FDA for an exclusive pediatric extension with respect to the Product, or its equivalent, and shall use its Commercially Reasonable Efforts to pursue the granting of such extension. The costs of such studies shall be shared by the Parties in accordance with Section 9.5 hereof.


5.       TRAINING AND PROMOTIONAL MATERIAL

         5.1      TRAINING.

                  (a) Each of the parties agrees to make its sales representatives available for training with respect to the marketing and sale of the Product. The parties agree that AHPC shall, subject to the AMC's approval, be responsible for developing and, if applicable, conducting training programs for each of AHPC's and KING's sales forces. KING shall participate in conducting such training to the extent requested by AHPC and specifically with respect to matters relating to the nature and regulatory oversight of the Product. Training shall be carried out at a time which is mutually acceptable to the parties. The parties' relevant local operating entity Affiliates shall be responsible for the development and conduct of training programs, subject to the direction of AHPC and the oversight of the AMC, on an ongoing basis to assure a consistent, focused promotional strategy. As additional members are added to the parties' respective sales forces responsible for marketing the Product, training will be given to groups of the newly selected members.

                  (b) Each party shall decide where the training of its sales representatives will occur and absorb the costs of transporting, housing and maintaining their respective personnel for such training. Subject to the oversight of the AMC, all sales and marketing training materials will be prepared and supplied by AHPC and the Direct Cost of such training materials shall be included in the Budgets of Marketing Expenses and shall be payable pursuant to Section 9.3.

         5.2      PROMOTIONAL MATERIALS.

                  (a) All written sales, promotion and advertising materials ("MARKETING MATERIALS") relating to the Product shall be consistent with the Marketing Plans approved by the AMC. All Marketing Materials shall be subject to the copy clearance procedures established by AHPC from time to time, including review by the copy clearance committee of AHPC; provided, that KING shall participate in any such reviews. Approved Marketing Materials shall be provided to KING for final legal and regulatory approval, which disapproval or approval and submission shall occur within three (3) days after KING's receipt of the Copy Clearance Committee approved Marketing Materials. A copy of AHPC's current copy clearance procedures is attached hereto as Exhibit 5.2, it being understood that AHPC has the right to modify such copy clearance procedures from time to time and will notify KING upon doing so to the extent any such modifications impact the review of Marketing Materials pursuant to this Section 5.2.


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                  (b) In all written or visual materials related to the Product which identify either of the parties, the parties will be presented and described to the medical communities (including, for example, the physician, pharmacy, governmental, reimbursement and hospital sectors) as joining in the promotion of the Product in the Territory. All such written and visual materials and all documentary information, promotional material, and oral presentations (where practical) regarding the promoting of the Product will state this arrangement and will display the names and logos of the parties with equal prominence, as permitted by applicable law.

                  (c) All Direct Costs associated with the preparation and distribution of such Marketing Materials shall be included in the Budgets of Marketing Expenses and shall be payable by AHPC and KING pursuant to Section 9.3.


6.       PRODUCT SAMPLES

         6.1      SUPPLY, STORAGE AND DISTRIBUTION OF SAMPLES.

                  KING shall provide AHPC, from time to time on a schedule and in such quantities to be reasonably determined by the AMC, with samples of the Product to be used by AHPC solely in marketing and promoting the Product in the Territory. KING shall ship the samples to one central warehouse of AHPC, as designated by AHPC, and the risk of loss and responsibility for handling and warehousing of the samples shall pass to AHPC upon delivery to a carrier designated by AHPC. AHPC shall be responsible for distributing the samples to its sales representatives in a timely manner. AHPC shall also be responsible for securing the return of and reconciling existing sample inventories from discontinued field sales representatives. All Product samples provided to AHPC hereunder shall be accompanied by an appropriate Certificate of Analysis of the Product specifications and an indication of expiration dating.

         6.2      USE OF SAMPLES.

                  Product samples supplied by KING to AHPC or to KING's sales representatives shall be used by AHPC and KING solely in making Detail calls to Physicians in the Territory pursuant to this Agreement. Upon its receipt of Product samples, AHPC shall be responsible for accountability and compliance with the PDMA, and other applicable federal, state and local laws and regulations relating to such samples or the distribution of same. KING shall be responsible for accountability and compliance with the PDMA, and other applicable federal, state and local laws and regulations relating to Product samples that KING supplies for distribution by KING's sales representatives. AHPC and KING each shall be responsible for adherence by its respective sales representatives to such laws and regulations. Each party or its appointed agents shall have the right to audit the records and/or reports for the Product samples, as required to be kept by the other party under the PDMA, during normal business hours, at convenient times and upon no less than five (5) calendar days' prior notice.


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         6.3      COST OF SAMPLES.

                  All costs and expenses associated with the manufacture, shipment, warehousing, storage and distribution of Product samples shall be included in the Budgets of Marketing Expenses and shall be payable by AHPC and KING pursuant to Section 9.3.


7.       CERTAIN REGULATORY MATTERS

         7.1      LICENSES.

                  Each party hereto shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits and other authorizations required by law, regulation, ordinance or statute to carry out its duties and obligations under this Agreement.

         7.2      REGULATORY RESPONSIBILITY.

                  All regulatory matters regarding the Product shall remain under the control of KING, subject to the participation by AHPC in matters related to the marketing of the Product to Physicians in the Territory. Notwithstanding the foregoing, KING shall promptly provide AHPC with copies of all communications received from any regulatory agency or authority concerning the Product or any Marketing Materials and shall submit copies of all communications and filings to be made to any regulatory agency or authority for prior review and comment. KING shall give due consideration to all comments timely made by AHPC and shall notify AHPC, in writing, if it declines to address any such comments, stating the reason therefor.

         7.3      EFFICACY AND SAFETY INFORMATION.

                  KING shall furnish AHPC with efficacy and safety information reasonably requested by AHPC to assist AHPC in promoting the Product to Physicians in the Territory, including without limitation relevant clinical and safety data included in the NDA for the Product and additional information, if any, related to the efficacy and safety profile of the Product since the Product's approval by the FDA. Except for that information that is to be disclosed to Physicians in connection with conducting Details, such information shall be treated as confidential and proprietary information pursuant to Section 12 of this Agreement and shall not be disclosed to third parties without KING's prior written approval or direction.

         7.4      NOTICE OF ADVERSE EVENTS.

                  Each party shall promptly notify the other party of any event(s) that materially affect(s) or could materially affect the marketing of the Product, including without limitation adverse drug reactions and governmental inquiries. Serious Adverse Events for the Product learned of by AHPC shall be submitted in writing to KING within two (2) business days from the date of learning thereof by AHPC. Non-Serious Adverse Events for the Product learned of by AHPC shall be submitted in writing to KING no more than five (5) business days from the date of learning thereof by AHPC. KING and/or its Affiliates shall have the sole responsibility for reporting and responding to such events to applicable regulatory authorities in the Territory; provided, that AHPC may take such actions (including issuing such reports) as it determines is required by applicable law. KING shall promptly provide AHPC with copies of all periodic reports and product safety update reports relating to the Product which are filed or received from third parties. Notwithstanding the foregoing, within thirty (30) days after the Effective Date, the parties' respective regulatory affairs departments shall meet and establish a SOP addressing the responsibilities of each party with respect to adverse event reporting, which SOP shall supercede this Section 7.4, it being understood, however, that KING shall have the responsibility of reporting all adverse events to the appropriate regulatory authorities.

         7.5      PRODUCT TECHNICAL COMPLAINTS AND RECALLS.

                  (a) KING shall have the sole authority and responsibility to respond to any regulatory agencies, including without limitation the FDA, to respond to Product Technical Complaints and medical complaints and to handle all returns, recalls or market withdrawals of the Product in accordance with applicable law, at KING's cost and expense; provided, however, that if any such returns or recalls of Product samples are caused solely by actions or inactions by AHPC constituting a breach of the provisions of this Agreement or a violation of applicable law, AHPC, as KING's sole remedy, shall bear all reasonable Direct Costs associated with such actions or in actions in connection therewith, provided, however that AHPC shall have no obligation to reimburse KING for any incidental or consequential damages incurred in connection therewith, including, without limitation, any lost profits. Prior to the Initiation Date, the AMC shall adopt a standard operating procedure ("SOP") for handling Product Technical Complaints, medical inquiries and adverse event information received by AHPC not otherwise specified in this Agreement. The AMC shall revise the SOP from time to time during the Term as the AMC deems necessary.

                  (b) Each party shall promptly (but in any case, not later than 48 hours) notify the other party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw the Product. KING shall be solely responsible for determining whether to issue a recall or withdrawal and for the cost and expense of any such recall or withdrawal of the Product, subject to reasonable consultation with AHPC.

                  (c) Because the Product is manufactured by or on behalf of KING and the underlying NDA is owned solely by KING or an Affiliate of KING, AHPC shall send Product Technical Complaints ("PTC") to KING. If the PTC cannot be categorized as a B Complaint (meaning no actual or potential harm to patient), then the PTC will be categorized as an A Complaint. A Complaints shall be sent to KING within twenty-four (24) hours of receipt and B Complaints shall be sent within three (3) business days of receipt, but no more than four (4) calendar days from the receipt date by AHPC. KING shall promptly notify AHPC following receipt by KING of any PTC's.

         7.6      RETURNS.

                  Any Product returned to AHPC shall be shipped to KING's or its designee's nearest facility, with shipping and other direct costs to be paid by KING. AHPC shall incur no liability or any nature in the handling of such returns unless such Products were stored improperly by AHPC.

         7.7      NOTICE OF GOVERNMENT INSPECTIONS.

                  KING agrees that, to the extent it becomes aware of the results, observations and/or outcome of any inspections or audits of the facilities or operations involved in the manufacture, processing, testing or packaging of the Product conducted by governmental agencies, including without limitation the FDA, KING will notify AHPC of any such information as it relates to the Product within three (3) days of obtaining the information. KING will provide AHPC copies of reports of quality audits conducted by KING and will apprise AHPC of material manufacturing issues affecting supply of the Product.

         7.8      GOVERNMENT INQUIRIES.

                  Upon being contacted by the FDA or any other federal, state or local agency for any regulatory purpose pertaining specifically to this Agreement or to the Product, a party shall immediately notify the other party. AHPC agrees that it shall not respond to any such agency making an inquiry of it until and only as directed by KING or its Affiliates, subject to reasonable consultation with AHPC; provided, however, that the foregoing shall not be construed to prevent AHPC in any way from complying with the any regulatory authority or applicable laws, rules or regulations. AHPC may permit unannounced FDA or similar unannounced inspections and respond to the extent necessary to comply with its obligations under applicable law. AHPC shall provide KING with notice of any other inspection and shall allow KING to participate to the extent necessary, in the reasonable opinion of KING, as such inspections and responses pertain to the Product, at KING's cost and expense.

         7.9      MEDICAL INQUIRIES.

                  KING shall handle all medical inquiries concerning the Product. AHPC shall refer all medical information requests to the Product Information Services Department of KING in accordance with the procedures set forth in the SOP referred to in Section 7.5.


8.       MANAGEMENT COMMITTEE

         8.1      ESTABLISHMENT OF THE AMC.

                  The parties hereto recognize that it is in the best interests of both parties to (a) maximize the sales and profits of the Product in the Territory and (b) optimize the marketing of the Product in the Territory during the Term and to coordinate the activities of both parties with respect to the promotion of the Product in the Territory. Accordingly, the parties hereby establish a management committee (the "ALTACE MANAGEMENT COMMITTEE" or "AMC") made up of three (3) representatives of each party. One of AHPC's senior representatives shall chair the AMC. Both parties shall have the right from time to time to substitute individuals, on a permanent or temporary basis, for any of its previously designated members of the AMC. The members appointed by each party shall be vested with appropriate decision-making authority and power by such party. Members of each such committee shall be employees of the parties (or their Affiliates), respectively, and shall not be outside consultants, independent contractors or outside legal counsel, but such Persons are permitted to attend meetings of the AMC. Each party shall bear its own costs associated with its participation on the AMC.

         8.2      PURPOSE AND RESPONSIBILITIES OF THE AMC.

                  (a) The purpose of the AMC is to oversee the marketing and promotion of the Product as contemplated by this Agreement by coordinating the marketing and promotional efforts of the parties in the Territory and maximizing the sales thereof. Accordingly, in addition to the specific matters addressed elsewhere in this Agreement, and subject to the other provisions of this Agreement the AMC shall approve the following:

                           (i) marketing and promotion activities for the Product;

                           (ii) the annual Marketing Plan for the Product and related Budget of Net Sales and Marketing Expenses;

                           (iii) the market definition against which the Product will be measured;

                           (iv) Product production forecasts;

                           (v) Marketing Expenses;

                           (vi) targets for sales force staffing, number and frequency of quarterly and annual Details;

                           (vii) Product positioning, strategy and objectives;

                           (viii) determining the format and quantities of promotional sales, marketing and educational materials for the Product which will be provided to the Physicians called upon in the Details by either party's sales representatives;

                           (ix) quantities and schedule of delivery of Product samples to be provided by KING to each Party's sales representatives and to the Physicians called upon in the Details by each Party's sales force; and

                           (x) Managed Health Care strategy tactics.

         8.3      AMC MEETINGS.

                  During the Term of this Agreement, the AMC shall meet: (a) at least once each Agreement Quarter on a date and at a location to be agreed to by the AMC, and (b) upon written notice by either party to the other that a meeting is required or requested, in which case a meeting will be held within thirty
(30) calendar days of such notice on a date and at a location to be agreed to by the parties, or sooner if warranted by circumstances. Notice requesting a meeting shall include adequate information describing the activity to be reviewed. Any meetings of the AMC may be held in person at a location to be agreed to by the parties, or by videoconference or teleconference.

Other representatives of the parties may attend AMC meetings as participants. At least one week prior to any meeting of the AMC, each of the parties shall provide the other party with a proposed agenda of the matters to be discussed at such meeting. The parties shall agree, at the first meeting of the AMC, upon procedures for maintaining meeting minutes.

         8.4      VOTE AND APPROVAL.

                  The AMC may take action on a matter at a meeting only if a quorum exists with respect to that matter. The attendance of at least two (2) members of the AMC of each party at a meeting shall constitute a quorum for the transaction of business. Each member of the AMC shall be entitled to cast one
(1) vote on any matter to be acted upon at any meeting of the AMC. All decisions made by the AMC shall require a unanimous vote by the members of the AMC present at the meeting. Any action required or permitted to be taken at any meeting of the AMC may be taken without a meeting if the action is taken by all members of the AMC. The action must be evidenced by one or more written consents describing the action taken and signed by each member of the AMC.

         8.5      MARKETING PLAN AND BUDGET.

                  On or prior to November 1 of each year during the Term of this Agreement, AHPC shall develop a Marketing Plan and the related Budget of Net Sales and Marketing Expenses for the following calendar year and submit such Marketing Plan to the AMC for approval; provided, that the Marketing Plan for the period between the Initiation Date and December 31, 2000 shall be developed by AHPC and submitted for the approval of the AMC on or prior to the Initiation Date, which shall be based on the Altace Preliminary Promotional Plan dated May 11, 2000. Each Marketing Plan shall set forth the manner in which the Product is to be promoted and Detailed during the period to which the Marketing Plan relates and shall include, at a minimum: (a) the minimum number of quarterly and annual Details to be provided by each party and targets therefor which shall be allocated in a professionally equitable manner; (b) Product positioning, strategy and tactics with supporting advertising and promotional activity to be undertaken; (c) the Budget of Net Sales and Marketing Expenses, including, without limitation, direct to consumer advertising; (d) any training and/or sampling programs to be conducted; (e) medical and education programs to be conducted; (f) public relations activities; and (g) such other information relating to the marketing of the Product as deemed advisable by the AMC. Neither party shall make any material change in any previously approved Marketing Plan without the prior written approval of the AMC. Additionally, within thirty (30) days after the Effective Date, KING shall submit to the AMC for review and approval an initial Product production forecast.

         8.6      ADDITIONAL STUDIES, LINE EXTENSIONS AND NEW PRODUCTS.

         (a) Any proposals for additional clinical studies of any Product, including, without limitation, Phase IV studies and clinical studies for purposes of expanding the indications or otherwise changing the label for such Product shall be submitted to the AMC for consideration, whether such studies are proposed by AHPC or KING or have been submitted by Aventis to KING for consideration pursuant to the HMR Agreements. If AHPC, in its sole discretion, elects to equally share with KING, those Direct Costs for such study for which KING will be responsible (i.e., after any cost sharing by Aventis), AHPC shall be entitled to receive fifty percent (50%) of any royalties that KING may receive from Aventis in connection with such study. If AHPC, in its sole discretion, elects not to share in the costs of such study, KING shall be free to proceed with such study and AHPC shall have no right to receive any portion of any royalty KING receives from Aventis in connection therewith.

         (b) Any proposals for development of additional Products, including, without limitation, new formulations and line extensions, shall be submitted to the AMC for consideration, whether such development activities are proposed by KING or have been submitted by Aventis to KING for consideration pursuant to the HMR Agreements. If AHPC, in its sole discretion, elects to equally share with KING, those Direct Costs for such development activities for which KING will be responsible (i.e., after any cost sharing by Aventis), AHPC shall be entitled to receive fifty percent (50%) of any royalties that KING may receive from Aventis in connection with such development activities and any such additional Products shall become Products under this Agreement. If AHPC, in its sole discretion, elects not to share in the costs of such development activities, KING shall be free to proceed with such development activities and AHPC shall have no right to receive any portion of any royalty KING receives from Aventis in connection therewith and such additional Products shall not be considered to be Products under this Agreement (i.e., KING will have the right to receive all the benefits in connection with such additional Products and AHPC shall have no obligations in connection therewith.

         8.7      DISPUTE RESOLUTION.

                  (a) The parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement that relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 8.7 if and when a dispute arises under this Agreement.

                  (b) Unless otherwise specifically recited in this Agreement, disputes between the parties under this Agreement shall be first referred to the AMC by either party as soon as reasonably possible after such dispute has arisen. If the AMC is unable to resolve such a dispute within fifteen (15) days of being requested by a party to resolve such dispute, either party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their designees, for attempted resolution by negotiations within thirty (30) days after such notice is received. The designated officers are as follows:

                           For AHPC: President of Wyeth-Ayerst Pharmaceuticals - North America

                           For KING:  President of King Pharmaceuticals

                           In the event such designated officers are unable to
resolve such dispute, (i) the decision of AHPC, with respect to Detailing, marketing and promotional matters relating to the Product shall be binding on the parties and (ii) the decision of KING, with respect to all other matters relating to the Product shall be binding on the parties. Notwithstanding the foregoing, this paragraph shall not apply to determinations as to whether either party is in breach of any of its obligations under this Agreement.

                  (c) Notwithstanding Section 8.7(b), if AMC proposes a modification to a previously approved Marketing Plan and such modification will have a material adverse impact on the results of operations of one of the parties then the individuals identified in Section 8.7(b) shall mutually agree to such modifications prior to the implementation thereof.


9.       FEES AND EXPENSES

         9.1      PROMOTION FEE.

                  (a) As compensation for services rendered by AHPC during the Term, KING shall pay to AHPC a promotion fee (the "PROMOTION FEE") as follows:

                           (i) For the calendar year ended December 31, 2000, fifty percent (50%) of the product of A and B where A is the portion of Annualized Net Sales in excess of one hundred sixty-five million dollars ($165,000,000); and B is the Y2K Fraction. For purposes of this
         Section 9.1(a)(i) Annualized Net Sales shall mean the Net Sales of the Product between the Initiation Date and December 31, 2000 divided by the Y2K Fraction. An example of a calculation of the Promotion Fee for calendar year 2000 is set forth in Exhibit 9.1 attached hereto.

                           (ii) For each of the calendar years ending December 31, 2001 and December 31, 2002, respectively, (A) twenty percent (20%) of the first One Hundred Sixty-Five Million Dollars ($165,000,000) of Net Sales during such year; plus (B) fifty percent (50%) of any Net Sales during such year in excess of One Hundred Sixty-Five Million Dollars ($165,000,000) up to Four Hundred Sixty-Five Million Dollars ($465,000,000); plus (C) fifty-two and one-half percent (52-1/2%) of any Net Sales during such year over Four Hundred Sixty-Five Million Dollars ($465,000,000); and

                            (iii) For the calendar year ending December 31, 2003, and for each calendar year thereafter during the Term (including calendar years during the Extended Promotion Term), (A) fifteen percent (15%) of the first One Hundred Sixty-Five Million Dollars ($165,000,000) of Net Sales during such year; plus (B) fifty percent (50%) of any Net Sales during such year in excess of One Hundred Sixty-Five Million Dollars ($165,000,000) up to Four Hundred Sixty-Five Million Dollars ($465,000,000); plus (C) fifty-two and one-half percent (52-1/2%) of any Net Sales during such year over Four Hundred Sixty-Five Million Dollars ($465,000,000).

                  (b) Within forty-five (45) days after the end of each calendar quarter during the Term, KING shall pay to AHPC (by wire transfer of immediately available funds to an account designated by AHPC to KING in writing) an amount equal to the Promotion Fee accrued but unpaid through the end of such calendar quarter.

         9.2      RESIDUAL PAYMENTS.

                  (a) If this Agreement shall expire at the end of the Initial Term and AHPC shall not have elected (or shall not have the right to elect) to extend the Initial Term for the Extended Promotion Term, then for the twenty-four (24) month period after the date of such expiration: (i) KING shall make residual payments (the "RESIDUAL PAYMENTS") to AHPC equal to twenty-five percent (25%) of Net Sales during such period, and (ii) shall conduct its business involving the marketing and sale of the Product only in the ordinary course and shall not effect the time of any sales of the Product in order to affect the amount of Net Sales for such period. Within forty-five (45) days after the end of each calendar quarter (or part thereof) during such period, KING shall pay to AHPC (by wire transfer of immediately available funds to an account designated by AHPC to KING in writing) an amount equal to the Residual Payments accrued but unpaid through the end of such calendar quarter.

         9.3      MARKETING EXPENSES.

                  (a) In accordance with Section 8.5, as part of the Marketing Plan, AHPC shall develop a Budget of Marketing Expenses and submit such Marketing Plan to the AMC for approval for each calendar year during the Term. AHPC and KING acknowledge and agree that (i) the Budget of Marketing Expenses for the period of time between the Effective Date and twelve (12) months after the Initiation Date shall not be less than Ninety Million Dollars ($90,000,000), and (ii) the Budget of Marketing Expenses for the period of time between the Effective Date and six (6) months after the Initiation Date, shall not be less than Forty-Five Million Dollars ($45,000,000), with a goal of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) of such amount expended on direct to consumer advertising (the amounts referred to in clauses (i) and (ii), the "INITIAL MINIMUM MARKETING EXPENSES").

                  (b) Subject to Section 9.3(c), Marketing Expenses approved by the AMC in the Budget shall be shared as follows:

                           (i) For the period of the Effective Date through December 31, 2002, AHPC shall be responsible for two-thirds (2/3) and KING shall be responsible for one-third (1/3) of the Marketing Expenses incurred during such period.

                           (ii) At all times from and after January 1, 2003, until the end of the Term (including the Extended Promotion Term), AHPC shall be responsible for one-half (1/2) and KING shall be responsible for one-half (1/2) of the Marketing Expenses incurred during such period.

                  (c) KING shall have no obligation to pay for Marketing Expenses in excess of the following amounts:

                           (i) For the calendar year ending December 31, 2001, KING's payment obligations pursuant to Section 9.3(b) for Marketing Expenses incurred during such year shall not exceed ten percent (10%) of the projected annual Net Sales for such year as set forth in the Budget for such year; provided, however, that this clause (i) shall not limit

         KING's obligation under Section 9.3(b)(i) to be responsible for one-third (1/3) of the Initial Minimum Marketing Expenses.

                           (ii) For the calendar year ending December 31, 2002, KING's payment obligations pursuant to Section 9.3(b) for Marketing Expenses incurred during such year shall not exceed seven percent (7%) of the projected annual Net Sales for such year as set forth in the Budget for such year.

                           (iii) For the calendar year ending December 31, 2003, KING's payment obligations pursuant to Section 9.3(b) for Marketing Expenses incurred during such year shall not exceed eight percent (8%) of the projected annual Net Sales for such year as set forth in the Budget for such year.

                           (iv) For the calendar year ending December 31, 2004, and for each calendar year thereafter during the Term (including calendar years during the Extended Promotion Term), KING's payment obligations pursuant to Section 9.3(b) for Marketing Expenses incurred during each such year shall not exceed seven percent (7%) of the projected annual Net Sales for such year as set forth in the Budget for such year.

                  (d) AHPC shall initially pay for all Marketing Expenses (other than the cost of Product Samples as such Marketing Expenses are incurred by either Party and shall keep accurate and reasonably detailed records of such payments. AHPC shall provide KING with a weekly update of an estimate of the Marketing Expenses incurred during the previous week within fifteen (15) days after the end of each month, AHPC shall provide KING with a detailed statement of Marketing Expenses and other AMC approved miscellaneous expenses incurred during such month along with an invoice for KING's share thereof, which invoice will be payable, less any credits for Marketing Expenses and other AMC approved miscellaneous expenses incurred and paid by KING (such as cost of Product Samples), within fifteen (15) days of KING's receipt thereof. KING shall also provide AHPC with a weekly update of an estimate of the Marketing Expenses and other AMC approved miscellaneous expenses incurred and paid (other than to AHPC) by it during the previous week and within fifteen (15) days after the end of each month, KING shall provide AHPC with a detailed statement of all Marketing Expenses and other AMC approved miscellaneous expenses incurred and paid (other than to AHPC) by KING during such month. Within thirty (30) days after the end of each calendar quarter during the Term, AHPC shall prepare a reconciliation statement of Marketing Expenses incurred by each party during such calendar quarter. If such reconciliation statement shall show that either party reasonably incurred and paid Marketing Expenses and AMC approved other miscellaneous costs and expenses in excess of the amount payable by such party pursuant to Section 9.3(b) or Section 9.5, as applicable, and that the other party incurred and paid Marketing Expenses below the amount payable by such party pursuant to Section 9.3(b), or Section 9.5, as applicable then, within thirty (30) days after such reconciliation statement is submitted to KING, the underpaying party shall reimburse the other party for the amount of such underpayment up to the amount payable by such party pursuant to Section 9.3(b) or Section 9.5, as applicable. Any overpayment which is not reimbursed in accordance with the foregoing sentence shall be credited to Marketing Expenses payable by the overpaying party in the following calendar year, up to an amount equal to five percent (5%) of the amount that was payable by such party pursuant to Section 9.3(b) as applicable, in the year to which the overpayment relates, and the remainder of any such unreimbursed overpayment shall be repaid as determined by the AMC.

         9.4      EXCESS DETAIL COSTS.

                  If , during any calendar year during the Term, a party reasonably determines, based on the AHPC Detail Reports or the KING Detail Reports, as the case may be, that the other party is failing to conduct the minimum number or percentage of Details (the "MINIMUM TARGETED DETAILS") required to be conducted by such other party by the Marketing Plan for such year, then such party may elect to conduct a greater number of Details than the Minimum Targeted Details for such party (such greater number of Details, the "EXCESS DETAILS"). A party conducting Excess Details shall notify the other party promptly in writing following the Agreement Quarter in which such Excess Details were conducted, and within thirty (30) days after receipt of such notice, the other party shall pay to such party an amount equal to two (2) times the then Current Detail Cost multiplied by the number of Excess Details; provided, that any payments to a party under this Section 9.4 on Details in excess of one hundred five percent (105%) of the Minimum Targeted Details for such party for any calendar year shall be subject to the prior approval of the AMC.

         9.5      OTHER MISCELLANEOUS COSTS AND EXPENSES.

                  Except as otherwise expressly provided in this Agreement, AHPC and KING shall each pay one-half (1/2) of all costs and expenses, which are specifically approved by the AMC.

         9.6      COSTS SAVINGS.

                  If AHPC is able to assist KING in reducing KING's cost of goods of the Product in a manner acceptable to KING, then KING shall pay to AHPC one half (1/2) of the resulting cost savings and the parties shall in good faith establish arrangements for making such payments.


10.      RECORDKEEPING AND AUDITS

         10.1     MAINTENANCE OF BOOKS AND RECORDS.

                  Each party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of such party's obligations under this Agreement. Such records shall be maintained for a period of twenty-four (24) months after the end of the Term or longer if required by applicable law.

         10.2     PAYMENT AUDITS.

                  (a) Either party (herein, the "AUDITING PARTY") may demand, no more than once during any calendar year from the Initiation Date until two (2) years following the end of the Term, an audit of the relevant books and records of the other party (herein, the "AUDITED PARTY") in order to verify the Audited Party's reports on the matters addressed in this Agreement. Upon no less than fifteen (15) days' prior written notice to the Audited Party, the

Audited Party shall grant access to members of a nationally recognized independent public accounting firm selected by the Auditing Party to the relevant books and records of the Audited Party in order to conduct a review or audit thereof. Such access shall be available during normal business hours. The accountants shall report its conclusions and calculations to the Auditing Party and the Audited Party; provided, that in no event shall the accountants disclose any information of the Audited Party except to the extent necessary to verify the Audited Party's reporting and other compliance with the terms of this Agreement and, at the request of the Audited Party, such accountants will execute appropriate non-disclosure agreements. Except as hereinafter set forth, the Auditing Party shall bear the full cost of the performance of any such audit.

                  (b) If, as a result of any audit of the books and records of Audited Party, it is shown that the Audited Party's payments to the Auditing Party under this Agreement with respect to the period of time audited were less than the amount which should have been paid to the Auditing Party pursuant to this Agreement, then the Audited Party shall pay to the Auditing Party the amount of such shortfall within thirty (30) days after the Auditing Party's demand therefor. If, as a result of any audit of the books and records of Audited Party, it is shown that the Audited Party's payments to the Auditing Party under this Agreement with respect to the period of time audited were more than the amount which should have been paid to the Auditing Party pursuant to this Agreement, then the Auditing Party shall pay to the Audited Party the amount of such overpayment within thirty (30) days after the Audited Party's demand therefor. In addition, if any amount payable by the Audited Party pursuant to this Section 10.2 is more than the amount which should have originally been paid pursuant to this Agreement by an amount in excess of ten percent (10%) of the payments actually made with respect to the period in question, then the Audited Party shall also reimburse the Auditing Party for its documented reasonable out-of-pocket costs and expenses incurred in connection with the audit.

         10.3     COMPLIANCE AUDITS.

                  In addition to the access and audit rights of the parties set forth in Section 10.2, no more than once during any calendar year during the Term, each party shall, and shall cause its Affiliates to, afford to the other party reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the relevant books, records and other information of such party upon reasonable prior notice from the other party may reasonably request in order to monitor such party's compliance with such party's Detailing obligations under the applicable Marketing Plan. Such access shall be available during normal business hours. Any inspection conducted by either party pursuant to this Section 10.3 shall be at the sole cost and expense of such party.


11.      TERM AND TERMINATION

         11.1     TERM OF AGREEMENT.

                  (a) The initial term of this Agreement (the "INITIAL TERM") shall commence as of the Effective Date hereof and shall continue until October 29, 2008, unless terminated sooner or extended as provided below (the Initial Term, as extended or sooner terminated, the "TERM").

                  (b) The Initial Term shall automatically be extended for six
(6) months upon any pediatric exclusivity extension or its equivalent granted with respect to the Product under applicable regulations of the FDA, and "Initial Term" for all purposes hereof shall include such 6-month extension.

                  (c) If KING (or any of its Affiliates) shall obtain any additional patent or other exclusive rights with respect to the manufacturing, sale, marketing or promotion of the Product, and such rights shall have a term which extends beyond the Initial Term ("ADDITIONAL EXCLUSIVITY RIGHTS"), then AHPC may, in its sole discretion, elect to extend the Initial Term of this Agreement until the expiration or termination of such Additional Exclusivity Rights (the "EXTENDED PROMOTION TERM"); provided, however, that AHPC shall not be entitled to extend the Initial Term pursuant to this Section 11.1(c) if AHPC shall then be in breach or default of this Agreement in any material respect. If AHPC shall elect to extend the Initial Term pursuant to this Section 11.1(c), then AHPC shall provide written notice thereof to KING at least sixty (60) days prior to the expiration of the Initial Term, in which case the terms and conditions of this Agreement shall remain in full force and effect until the expiration of the Extended Promotion Term, unless terminated sooner as provided herein. In connection with any extension of the Initial Term pursuant to this
Section 11.1(c), the parties shall in good faith enter into such amendments or modifications to this Agreement that may be necessary or appropriate to implement the terms and conditions of this Agreement with respect to the Product, as modified or supplemented by the Additional Exclusivity Rights; provided, that the extension provided under this Section 11.1(c) shall not be subject to agreement on such amendments or modifications, and failing such agreement this Agreement shall continue in full force and effect.

         11.2     TERMINATION BY KING.

                  (a) KING shall have the right to terminate this Agreement except as provided in Section 11.4 below, at any time upon written notice to AHPC, if AHPC breaches in a material way any of the representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default shall not be cured within sixty (60) days after written notice is given to AHPC specifying the breach or default.

                  (b) KING shall have the right to terminate this Agreement on sixty (60) days' prior written notice to AHPC, if, as of the third anniversary of the Initiation Date the annualized Net Sales of the Product, based on the run rate over the preceding six (6) months, are less than three hundred million dollars ($300,000,000).

                  (c) To the extent permitted by law, KING shall have the right to terminate this Agreement immediately upon notice to AHPC, if AHPC is declared bankrupt or insolvent where there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced, (and not dismissed within sixty (60) days) voluntarily or involuntarily, under any bankruptcy or similar law.

         11.3     TERMINATION BY AHPC.

                  AHPC shall have the right to terminate this Agreement as follows:

                  (a) at any time on or before July 22, 2000, or immediate notice, in the event that AHPC, in conducting its continued due diligence on the Product, determines, in its sole discretion, that there are safety concerns relating to the Product;

                  (b) immediately upon written notice to KING on or prior to February 28, 2001, if the FDA shall not have approved the sNDA for the Product with the Model Claims on or prior to January 31, 2001;

                  (c) Within sixty (60) days after the third anniversary of the Initiation Date, upon sixty (60) days' written notice to KING if annualized Net Sales of the Product, based on the run rate over the preceding six (6) months) are less than three hundred million dollars ($300,000,000);

                  (d) at any time upon written notice to KING, if KING breaches in a material way any of the representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default shall not be cured within thirty (30) days after written notice is given to KING specifying the breach or default; provided, however, that any act or omission hereunder by KING for which this Agreement provides an adjustment mechanism or specific resolution procedure shall not be a breach by KING for purposes of this Section 11.3(c);

                  (e) upon thirty (30) days' prior notice to KING if there has been a material adverse change in the market for the Product in the Territory such as a recall or withdrawal of the Product, or a safety problem related to the Product, which was not remedied by KING within sixty (60) days after receiving notice of such changes; or

                  (f) immediately upon notice to KING, to the extent permitted by law, if KING is declared bankrupt or insolvent where there is an assignment for the benefit of creditors, or if a receiver is appointed or proceedings commenced (and not dismissed within sixty (60) days), voluntarily or involuntarily, under any bankruptcy or similar law.

11.4     FAILURE TO MEET DETAILED REQUIREMENTS.

                  Notwithstanding any provision in this Agreement to the contrary, in the event that either party (the "Nonperforming Party") fails to perform at least ninety percent (90%) of the minimum number of Details it is required to perform during any calendar year and the other party has performed at least ninety percent (90%) of the minimum number of Details it is required to perform during such calendar year, such other party shall have sixty (60) days from its receipt of the Nonperforming Party's final Detail Report for such calendar year to notify the Nonperforming Party that it is in breach of such obligations, in which event the Nonperforming Party shall have the opportunity to cure such default by providing a sufficient number of extra Details to make up for such short fall prior to the end of the first full calendar quarter following the calendar quarter in which the other party provides such breach notice to the Nonperforming Party. In the event the

Nonperforming Party fails to so cure such default, the other party may, within thirty (30) days after the end of such calendar quarter terminate this Agreement on sixty (60) days' prior notice to the Nonperforming Party. If the other party
(i) fails to give timely notice of the Nonperforming Party's breach or of termination due to the other Nonperforming Party's failure to cure such breach in accordance with this Section 11.2(b) or (ii) elects, in accordance with
Section 9.4 hereof, to perform excess Details to make up the Nonperforming Party's shortfall of required Details, the other party shall be deemed to have waived its rights under this Section 11.2(b) with respect to such breach, provided, however, that any such waiver shall not be construed as a waiver of such other party's rights under this Section 11.2(b) as to any further breaches by the Nonperforming Party. Notwithstanding the foregoing, the parties agree that the Nonperforming Party shall not be in breach of its Detailing obligations for any calendar year hereunder if the Nonperforming Party provides at least ninety percent (90%) of the minimum number of Details it is required to perform during such calendar year.

         11.5     EFFECTS OF TERMINATION.

                  (a) Neither the termination nor expiration of this Agreement shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party.

                  (b) Notwithstanding the giving of any notice of termination pursuant to this Section 11, each party shall continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

                  (c) If AHPC terminates this Agreement pursuant to Section 11.3(a), KING shall immediately refund to AHPC all amounts paid by AHPC to KING under Section 2.1 hereof and all Marketing Expenses and other AMC approved miscellaneous expenses paid by AHPC under Section 9.3 and Section 9.5 hereof less any reimbursements KING has previously made to AHPC for KING's share of such Marketing Expenses.

         11.6     ACTIONS UPON TERMINATION.

                  Upon the termination or expiration of this Agreement for any reason, AHPC shall immediately cease all of its promotional and marketing activities for the Product, discontinue any use of KING's Trademarks, and return to KING or destroy all sales training, Marketing Materials for the Product containing Trademarks and any remaining Product samples (not already distributed or destroyed with destruction certified by AHPC). After any termination KING shall retain the right to use any sales training and Marketing Materials developed under the auspices of the AML during the term of this Agreement, provided, however, that KING shall have no further right to use AHPC's name or any of AHPC's Trademarks or logos in connection therewith.

         11.7     SURVIVAL.

                  The representations, warranties, covenants and agreements of the parties in Sections 4.4(c), 9 (to the extent applicable pursuant to Section 11.8), 10, 11, 12, 13, 14, 15 and 16 hereof shall survive any expiration or termination of this Agreement.

         11.8     PAYMENTS UPON TERMINATION.

                  (a) The expiration or termination of this Agreement pursuant to this Section 11 shall not release (i) either party from any obligation to pay to the other party any amounts accrued under Section 9 of this Agreement in connection with activities completed, expenses accrued and Net Sales realized with respect to the period prior to the effective date of such expiration or termination or (ii) if applicable, KING from any obligation to make Residual Payments to AHPC; provided, that no further amounts shall be payable under
Section 9, except as provided for in this Section 11.

                  (b) Within thirty (30) days after the expiration or termination of this Agreement, AHPC shall provide to KING (i) an AHPC Detail Report for the month during which such expiration or termination occurs (and all AHPC Detail Reports for prior months that were required to be submitted to KING pursuant to Section 3.2 but were not submitted); (ii) a reasonably detailed statement of Marketing Expenses incurred by AHPC during the period of January 1 of the calendar year in which such expiration or termination occurs through the effective date of such expiration or termination; and (iii) a reasonably detailed statement of costs and expenses incurred by AHPC in performing Excess Details, if any, during such period.

                  (c) Within thirty (30) days after the expiration or termination of this Agreement, KING shall provide to the AHPC (i) a KING Detail Report for the month during which such expiration or termination occurs (and all KING Detail Reports for prior months that were required to be submitted to AHPC pursuant to Section 4.4 but were not submitted); (ii) a statement of Net Sales during the period of January 1 of the calendar year in which such expiration or termination occurs through the effective date of such expiration or termination; and (iii) a reasonably detailed statement of Marketing Expenses incurred by KING during such period; and (iv) a reasonably detailed statement of costs and expenses incurred by KING in performing Excess Details, if any, during such period.

                  (d) Within thirty (30) days after receipt of such information from KING and AHPC, the AMC shall determine the net amounts due and or payable by AHPC and KING, and such amounts shall be paid by the parties within thirty
(30) days after such AMC determination.

                  (e) In the event of termination of this Agreement pursuant to
Section 11.3(b), KING, as AHPC's sole remedy for the failure to have such Model Claims approved, shall, within thirty (30) days after the effective date of such termination; pay to AHPC an amount equal to (i) eighty percent (80%) of the Initial Payment (by wire transfer of immediately available funds to an account designated by AHPC in writing) and (ii) all Marketing Expenses paid and other AMC approved miscellaneous expenses by AHPC under Section 9.3 and Section 9.5 hereof less any reimbursements KING has previously made to AHPC for KING's share of such Marketing Expenses and other AMC approved miscellaneous expenses.


12.      CONFIDENTIALITY; OWNERSHIP

         12.1     CONFIDENTIAL INFORMATION.

                  (a) Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement, including without limitation information obtained or reviewed in connection with any audits or investigations performed pursuant to Section 10.2 or Section 10.3 of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any third party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party or confidential or proprietary information jointly developed by the parties, without first having obtained the furnishing party's written consent to such disclosure or use. "Confidential or proprietary information" shall include without limitation know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

                           (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such information or its Affiliates, sublicensees, consultants and contractors, as applicable;

                           (ii) can be shown by written documentation to have been disclosed to the receiving party or its Affiliates or sublicensees by a third party, provided such information was not obtained by such third party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement;

                           (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement;

                           (iv) can be shown by written documentation to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement;

                           (v) is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency; provided, however, that, to the extent practicable, the receiving party notifies the other party promptly following receipt thereof so that the other may seek a protective order or other appropriate remedy to prevent or limit such disclosure, and provided further that the disclosing party furnishes only that portion of the information which it is advised by counsel is legally required and imposes such obligations of secrecy as are possible in that regard;

                           (vi) is required or permitted to be disclosed by a party under any statutory, regulatory or similar legislative requirement or any rule of any stock exchange to which it or any Affiliate is subject; provided, however, that the non-disclosing party shall be allowed to review the proposed disclosure and the disclosing party agrees to consider in good faith any proposed revisions thereof provided to the disclosing party within two (2) business days of the non-disclosing party's receipt of the proposed disclosure and the parties shall seek confidential treatment for such disclosure as permitted by applicable law; or

                           (vii) is required by authorities to obtain regulatory approval.

                  (b) The obligations set forth in this Section 12 shall survive the termination or expiration of this Agreement for a period of five (5) years. The confidentiality obligations described in this Section 12 shall be in addition to the parties' obligations under the Confidentiality Agreements dated as of April 5, 2000 (the "CONFIDENTIALITY AGREEMENTS"), except that to the extent there is a conflict between the Confidentiality Agreements and provisions of this Agreement, this Agreement shall govern.

                  (c) Any of confidential information of Aventis transmitted by KING to AHPC shall be treated by AHPC in accordance with the confidentiality provisions of the HMR Agreements.


13.      INDEMNIFICATION AND INSURANCE

         13.1     INDEMNIFICATION BY AHPC.

                  AHPC shall defend, indemnify and hold KING and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including attorneys' fees and costs) arising out of: (a) any breach by AHPC of any representation, warranty or covenant contained in this Agreement; and (b) any claims by third parties relating to the performance or nonperformance of AHPC's obligations under this Agreement, provided, however, that AHPC shall not be required to indemnify KING with respect to any such claim, liability, loss, cost, action, suit, damage or expense hereunder to the extent the same is caused by any negligent act or omission or intentional misconduct by KING or any or its Affiliates or is otherwise covered by KING's indemnification obligation in Section 13.2

         13.2     INDEMNIFICATION BY KING.

                  KING shall defend, indemnify and hold AHPC and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses (other than special, incidental, consequential or punitive damages, but including attorneys' fees and costs) arising out of: (a) any breach by KING of any representation, warranty or covenant contained in this Agreement; (b) the infringement or alleged infringement of any patent, trademark or other intellectual property rights of a third party by its activities with respect to the Product or Trademark in accordance with the terms and conditions of this Agreement; (c) any personal injury (including death) and/or property damage resulting from the handling, possession or use of the Product; and (d) any other liability arising out of the manufacture, marketing, labeling, distribution or use of the Product; provided, however, that KING shall not be required to indemnify AHPC with respect to any such claim, liability, loss, cost, action, suit, damage or expense hereunder to the extent covered by AHPC's indemnification obligation in Section 13.1.

         13.3     CLAIMS PROCEDURES.

                  A party (the "INDEMNITEE") which intends to claim indemnification under this Section 13 shall notify the other party (the "INDEMNITOR") within a reasonable time in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee to the extent the indemnitor is not prejudiced thereby. The indemnitor shall have the right, by notice to the indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor does not so assume the defense of such third party claim, the indemnitee may assume such defense with counsel of its choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer.

         13.4     INSURANCE.

                  Each party shall maintain insurance (either through purchase of a policy form a nationally recognized third party insurer or through maintenance of a self-insurance program) against such risks and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by such party under this Agreement and is appropriate to cover its indemnification obligations hereunder. Each party shall name the other as an additional insured on such party's relevant insurance policies and shall furnish to the other party evidence of such insurance, upon request.

14.      REPRESENTATIONS AND WARRANTIES

         14.1     BY AHPC.

                  AHPC represents and warrants to KING that:

                  (a) the execution, delivery and performance of this Agreement by AHPC does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which AHPC is a party; and

                  (b) the execution, delivery and performance of this Agreement by AHPC does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority.

         14.2     BY KING.

                  KING represents and warrants to AHPC that:

                  (a) the execution, delivery and performance of this Agreement by KING does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which KING is a party;

                  (b) the execution, delivery and performance of this Agreement by KING does not require the consent of any Person or the authorization of (by notice or otherwise) any governmental or regulatory authority,

                  (c) the rights granted by KING to AHPC hereunder do not conflict with any rights granted by KING to any third party;

                  (d) KING has sufficient rights in and to the Product and all intellectual property, use, development, manufacturing, marketing, distribution and sale rights related thereto necessary or advisable for such purposes as contemplated by this agreement (the "PRODUCT RIGHTS"), free and clear of any liens or encumbrances, except to the extent identified on Exhibit 14.2(d) attached hereto, and other than the Third Party Rights and subject to the HMR Agreements, to grant to AHPC the rights provided in this Agreement;

                  (e) KING will use its Commercially Reasonable Efforts not to diminish the Product Rights, including without limitation by not committing or permitting the commission by any of its Affiliates of any acts or omissions which could cause the breach of any of the HMR Agreements;

                  (f) except as otherwise identified on Exhibit 14.2(f) attached hereto, the HMR Agreements, true and complete copies of which have been delivered to AHPC, are the sole agreements between KING and any Person with respect to the rights of KING in the Product and the Product Rights, and all such Agreements are in full force and effect, are valid and binding obligations of the parties thereto, enforceable against each such party in accordance with the respective terms of such Agreements, to KING's knowledge, as of the Effective Date, there are no breaches or defaults under any such Agreement by any party thereto, and to KING's knowledge, as of the Effective Date, there exists no event or condition which will or may result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party thereto of any such Agreement;

                  (g) KING has the right to and, as of the Effective Date, has no reason to believe it will not have a continuous and sufficient supply of the active ingredient included in the Product under the HMR Agreements during the entire Term;

                  (h) the Product Rights, and the use thereof as contemplated under this Agreement, do not interfere or infringe on any intellectual property rights owned or possessed by any Person;

                  (i) to KING's knowledge, there are no third party pending patent applications which, if issued, may cover the use, development, manufacture, distribution or sale of the Product;

                  (j) there are no claims, judgments or settlements against or owed by KING or, to KING's knowledge, HMR, or pending or threatened claims or litigation relating to the Product or the Product Rights;

                  (k) it has reviewed the available safety data relating to the Product and has no reason to believe the Product is not safe.



15.      NOTICES

         Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or confirmed facsimile transmission to a party (followed by hard copy by mail) or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

         If to KING:

                  King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee  37620
                  Attn:  President
                  Facsimile:  (423) 989-8006
                           with a copy to:

                           King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee  37620
                           Attn:  Executive Vice President and General Counsel
                           Facsimile:  (423) 989-6282

         If to AHPC:

                  Wyeth-Ayerst Global Pharmaceuticals
                  555 E. Lancaster Ave.
                  St. Davids, Pennsylvania  19087
                  Attn:  President
                  Facsimile: (610) 688-9498

                           with a copy to:

                           American Home Products Corporation
                           5 Giralda Farms
                           Madison, New Jersey  07940
                           Attn: Senior Vice President and General Counsel
                           Facsimile:  (610) 660-7156

Any such notice or other document shall be deemed to have been received by the addressee three (3) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery thereof.


16.      MISCELLANEOUS PROVISIONS

         16.1     ASSIGNMENT.

                  Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each party may assign its rights and obligations hereunder to an Affiliate or to the transferee or successor of its assets or securities in the event of a Change of Control without the prior consent of the other party, provided that (i) in the case of an assignment to an Affiliate, the assigning party shall remain responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment, and (ii) in the case of a Change of Control, such transferee or successor shall assume in writing the obligations of the party to which it is the transferee or successor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         16.2     GOVERNING LAW.

                  This Agreement shall be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

         16.3     NON-WAIVER.

                  The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right, and shall in no way affect that party's right later to enforce or exercise such term or right.

         16.4     ENTIRE AGREEMENT.

                  This Agreement and the Confidentiality Agreements contain all of the terms agreed to by the parties regarding the subject matter of this Agreement and supersede any prior agreements, understandings or arrangements between them, whether oral or in writing. This Agreement may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties shall act as a modification or waiver of any provisions of this Agreement.

         16.5     CONSENT TO JURISDICTION.

                  Each of the parties hereby submits to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States of America for the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in
Section 15 above. Nothing in this Section 16.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law or equity.

         16.6     SEVERABILITY.

                  In the event that any of the provisions or a portion of any provision of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable and the validity, legality and enforceability of the enforceable portion of any such provision and the remaining provisions shall not be adversely affected thereby.

         16.7     RELATIONSHIP OF THE PARTIES.

                  The parties hereto are acting and performing as independent contractors, nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party. All financial obligations associated with each party's business shall be the sole responsibility of such party.

         16.8     PUBLIC ANNOUNCEMENTS.

                  The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NYSE, NASDAQ, or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

         16.9     COUNTERPARTS.

                  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         16.10    FORCE MAJEURE.

                  Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party's control including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, labor disturbances, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

         16.11    INTERPRETATION.

                  The parties hereto acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.

         16.12    CERTAIN EXPENSES AND COMMISSIONS.

                  Except as otherwise expressly set forth in this Agreement, the parties hereto shall each pay all their costs and expenses, including legal and accounting fees, incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, respective brokerage fees, commissions and finder's fees, if any, and shall indemnify and hold the other harmless from and against any and all other claims or liabilities for such costs and expenses, brokerage fees, commissions and finder's fees incurred by reason of any action taken by any such party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         16.13    HEADINGS.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Copromotion Agreement as of the first date written above.


                                    KING PHARMACEUTICALS, INC.



                                    By: /s/ Jefferson J. Gregory
                                    ----------------------------
                                    Name: Jefferson J. Gregory
                                    Title: President and Chief Operating Officer


                                    AMERICAN HOME
                                    PRODUCTS CORPORATION



                                    By: /s/ Kenneth J. Martin
                                    -------------------------
                                    Name: Kenneth J. Martin
                                    Title: Senior Vice President and Chief
                                           Financial Officer

ANNEX I

DEFINITIONS

                  "ACT" shall mean the United States Federal Food, Drug and Cosmetic Act, as it may be amended from time to time.

                  "ADDITIONAL EXCLUSIVITY RIGHTS" shall have the meaning set forth in Section 11.1(c).

                  "AFFILIATE(S)" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever, provided, however, that, for purposes of this Agreement, the term "Affiliate" shall not include subsidiaries in which a party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

                  "AGREEMENT" shall mean this Agreement, together with all appendices, exhibits and schedules referenced herein or attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

                  "AGREEMENT QUARTER" shall mean each three (3) month period commencing on the first (1st) day of January, April, July or October, as the case may be, during the Term.

                  "AHPC" shall have the meaning set forth in the PREAMBLE of this Agreement.

                  "AHPC DETAIL REPORT" shall have the meaning set forth in
Section 3.2(a).

                  "AHPC SUMMARY DETAIL REPORT" shall have the meaning set forth in Section 3.2(b).

                  "ALTACE MANAGEMENT COMMITTEE" or "AMC" shall have the meaning set forth in Section 8.1.

                  "ASSET PURCHASE AGREEMENT" shall mean the Asset Purchase Agreement dated the date hereof between the parties hereto.

                  "AUDITED PARTY" shall have the meaning set forth in Section 10.2(a).

                  "AUDITING PARTY" shall have the meaning set forth in Section 10.2(a).

                  "BUDGET(S)" shall mean the annual budget of Net Sales and Marketing Expenses prepared and approved by the AMC in accordance with this Agreement.

                   "CHANGE OF CONTROL" shall mean any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange or otherwise in one transaction or a series of transactions) in or by a party hereto that, directly or indirectly, results in any third party becoming the beneficial owner, directly or indirectly, of securities or assets of such first party representing over fifty percent (50%) of the combined voting power of such Person's then outstanding securities or over fifty percent (50%) of such first party's total assets.

                  "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts and resources normally used by a party for a product owned by it or to which it has rights, which is of similar market potential at a similar state in its development or product life, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, and other relevant commercial factors.

                  "COMPETITIVE PRODUCT" shall mean an Ace Inhibitor, an angiotensin II receptor blocker ("ARB") or an Ace Inhibitor or ARB in combination with other cardiovascular agents in a single product, provided, however, that an ARB alone or in combination with other cardiovascular agents shall be a Competitive Product only if the level of promotional effort used by AHPC for such ARB is greater than fifty percent (50%) of that applied to the Product hereunder. A Competitive Product shall not include any product which (a) results from a collaboration with KING, (b) is AB rated to any existing product containing an ACE Inhibitor or is an off patent ACE Inhibitor, (c) has Net Sales (as defined herein with respect to the Product applied to such other AHPC product) in the Territory below One Hundred Million Dollars ($100,000,000) or fifteen percent (15%) of Net Sales of the Product in the Territory, in each case for the latest twelve (12) months, whichever is higher, or (d) is acquired by AHPC from a third party in connection with a merger with or an acquisition of or by such third party, but is no longer actively promoted by AHPC (or the surviving entity) through detailing such product to physicians.

                  "CONFIDENTIALITY AGREEMENTS" shall have the meaning set forth in Section 12.1(b).

                  "DETAIL(S)" or "DETAILING" shall mean a face-to-face contact by a sales representative with a Physician during which time the promotional message involving the Product is a primary topic of discussion and the product discussed for either the longest period of time during the contact or, at a minimum, discussed no less than the second longest period of time during the contact.

                  "DETAILED COST" shall be the cost per Detail to be established by the AMC each year and included in the Marketing Plan for such year.

                  "DIRECT COST" shall mean (a) costs directly attributable to an activity (i.e., those costs which vary with such activity), including, but not limited to, direct labor and benefit expenses for such activity and consumable bulk and other materials, as determined in accordance with generally accepted cost accounting practices in the country of the activity, plus (b) fixed overhead


                                   ANNEX I - 2
costs allocable to the activity, including, but not limited to, direct benefit and labor expenses for technical services and support services, depreciation, maintenance and repairs and insurance costs associated with such activity, as determined in accordance with generally accepted cost accounting practices in the country of the activity.

                  "EFFECTIVE DATE" shall have the meaning set forth in the PREAMBLE of this Agreement.

                  "EXCESS DETAILS" shall have the meaning set forth in Section 9.4.

                  "EXTENDED PROMOTION TERM" shall have the meaning set forth in
Section 11.1(c).

                  "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "GOOD MANUFACTURING PRACTICES" shall mean the current standards for the manufacture of biologicals, as set forth in the Act and applicable regulations and guidelines promulgated thereunder or successors thereto, as shall be in effect from time to time during the Term.

                  "GUIDELINES" shall have the meaning set forth in Section
2.2(a).

                  "HMR AGREEMENTS" shall mean those certain agreements dated December 17, 1998 by and among Hoechst Marion Roussel, Inc., Hoechst Marion Roussel Deutschland GmbH and King Pharmaceuticals, Inc. and styled as the General Products Agreement, the U.S. Product Agreement, and the U.S. Product Manufacturing Agreement together with all schedules, annexes and exhibits attached thereto or referred to therein, all as may be amended from time to time, together with those certain agreements dated June 22, 2000 by and among King Pharmaceuticals, Inc., Aventis Pharmaceuticals, Inc. and Aventis Pharma Deutschland GmbH and styled as the Altace(R) Finished Product Manufacturing Agreement and the Inventory Agreement together with all schedules, annexes and exhibits attached thereto or referred to therein, all as may be amended from time to time.

                  "INDEMNITEE" shall have the meaning set forth in Section 13.3.

                  "INDEMNITOR" shall have the meaning set forth in Section 13.3.

                  "INITIAL MINIMUM MARKETING EXPENSES" shall have the meaning set forth in Section 9.3(a).

                  "INITIAL TERM" shall have the meaning set forth in Section 11.1(a).

                  "INITIATION DATE" shall mean the later to occur of (i) FDA approval of the sNDA for the Product with Model Claims or (ii) September 1, 2000.


                                   ANNEX I - 3

                  "KING" shall have the meaning set forth in the PREAMBLE.

                  "KING DETAIL REPORT" shall have the meaning set forth in
Section 4.4(a).

                  "KING SUMMARY DETAIL REPORT" shall have the meaning set forth in Section 4.4(b).

                  "MARKETING EXPENSES" shall mean the costs and expenses directly related to the marketing and promotion of the Product in the Territory in accordance with the Marketing Plans, including without limitation costs and expense relating to: (i) general advertising, including without limitation journal advertising, direct mail and point of prescription advertising; (ii) continuing medical education programs, (iii) market research; (iv) Product-related publications; (v) Product sampling; (vi) direct to consumer advertising; and (vii) the items (other than sales force costs) listed in the Altace Preliminary Promotional Plan dated May 11, 2000.

                  "MARKETING MATERIALS" shall have the meaning set forth in
Section 5.2(a).

                  "MARKETING PLAN" shall mean an annual plan and budget for the promotion and marketing of the Product as developed pursuant to Section 8.5.

                  "MINIMUM TARGETED DETAILS" shall have the meaning set forth in
Section 9.4.

                  "MODEL CLAIMS" shall mean final approval by the FDA of [inclusion of the primary endpoints from the HOPE Study in the revised labeling for the Product].

                  "NDA" shall mean the new drug applications related to the Product, submitted to the FDA pursuant to provisions of the Act and applicable regulations related thereto.

                  "NET SALES" shall mean the gross amount invoiced for the Product by KING or its Affiliates to unaffiliated third parties in the Territory, less returns and less the following amounts to the extent deducted from or on such invoice or absorbed or accrued by KING or its Affiliates as required by GAAP: (i) customary quantity, trade and/or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state or local government rebates, e.g., Medicaid rebates) and price adjustments allowed or given; (ii) sales and other excise taxes and duties directly related to the sale, to the extent such items are included in the gross invoice price;
(iii) two and one half percent (2.5%) of Net Sales paid or payable by KING or its Affiliates to Hoechst Marion Roussel Deutschland GmbH or its Affiliates until January 2005; and (iv) in the event AHPC exercises its option, under
Section 11.1(c) hereof, to extend the Initial Term of this Agreement, any royalties or other payments based on Net Sales KING must pay to third parties for any Additional Exclusivity Rights.

                  "NON-SERIOUS ADVERSE EVENT" shall mean any adverse drug experience associated with the use of the Product in humans, whether or not considered drug related which is not a Serious Adverse Event.


                                   ANNEX I - 4

                  "PDMA" shall mean the Prescription Drug Marketing Act, as amended, an the implementing rules and regulations thereunder.

                  "PERSON" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

                  "PHYSICIANS" shall mean primary care physicians (i.e., general practitioners, family practitioners, internal medicine physicians and doctors of osteopathy), cardiologists, nephrologists and other prescribers of Angiotensin Converting Enzyme (ACE) Inhibitor therapy, in each case who are authorized by applicable law to prescribe the Product.

                  "PRODUCT" shall mean, subject to Section 8.6(d) hereof, any pharmaceutical product containing ramipril or ramiprilat as an Active Ingredient.

                  "PRODUCT RIGHTS" shall have the meaning set forth in Section 14.2.

                  "PRODUCT TECHNICAL COMPLAINTS" or "PTC" shall mean any complaint that questions the purity, identity, potency or quality of the Product, its packaging or labeling, the compliance of any batch of the Product with applicable laws, including the Act, and current Good Manufacturing Practices, or any complaint that concerns any incident that causes the Product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Product, or any failure of one or more batches of the Product to meet the specifications therefor in the NDA.

                  "PROMOTION FEE" shall have the meaning set forth in Section 9.1(a).

                  "RESIDUAL PAYMENTS" shall have the meaning set forth in
Section 9.2(a).

                  "SERIOUS ADVERSE EVENT" shall mean any serious and unexpected adverse drug experience, as defined by FDA in 21 C.F.R. Section 314.80, associated with the use of the drug in humans, whether or not considered drug related.

                  "SOP" shall have the meaning set forth in Section 7.2.

                  "TERM" shall have the meaning set forth in Section 11.1(a).

                  "TERRITORY" shall mean the United States, its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico.

                  "THIRD PARTY RIGHTS" shall have the meaning set forth Section 2.1(b).

                  "TRADEMARK" shall mean the federally registered trademark ALTACE(R) associated with the Product, any other related trademark or servicemark containing the word "ALTACE" and any other trademark or service mark (whether registered or unregistered) that KING decides to use


                                   ANNEX I - 5
on or with the Product or in any promotional material related to the Product in the Territory during the Term.

                  "Y2K FRACTION" shall mean a fraction, the numerator of which is the number of days from and including the Initiation Date through and including December 31, 2000 and the denominator of which is 366.


                                   ANNEX I - 6